Table of Contents

EXHIBIT 23.4

SERVIÇOS INTELIGENTES DIGITAÇÃO E PROCESSAMENTO S/S LTDA-ME

We consent to the references to our firm under “Prospectus Summary” in the Registration Statement on Form F-3 and related prospectus of Gol Linhas Aéreas Inteligentes S.A. (“Gol”) for the registration of its convertible senior notes due 2026 and in “Item 4—Business Overview” in the Annual Report on Form 20-F, as amended, for the year ended December 31, 2005 of Gol.

SERVIÇOS INTELIGENTES DIGITAÇÃO E
PROCESSAMENTO S/S LTDA-ME

By: /S/MARIA AMÉLIA COLÍCCHIO RIBEIRO
Name: Maria Amélia Colícchio Ribeiro
Title: Director

Sao Paulo, Brazil

May 16, 2006